Exhibit 99.1

PRESS RELEASE
Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP, INC. REPORTS ROBUST REVENUE AND ADJUSTED EARNINGS

GROWTH FOR FULL-YEAR AND FOURTH-QUARTER 2015

Adjusted Earnings Per Share up 22% to $2.05 for 2015 (26% local currency)

Fee Revenue up 14% for 2015 (20% local currency)

GAAP Net Income up 13% for 2015 (18% local currency)

18.3% Normalized EBITDA Margin on Fee Revenue for 2015

Los Angeles, CA – February 3, 2016 — CBRE Group, Inc. (NYSE:CBG) today reported robust revenue and adjusted earnings growth for the year and fourth quarter ended December 31, 2015, with full-year revenue and normalized EBITDA reaching new highs for the company*.

Full-Year 2015 Results

•                 Revenue for full-year 2015 totaled $10.9 billion, an increase of 20% (26% local currency1).  Fee revenue2 increased 14% (20% local currency) to $7.7 billion.  Excluding the acquired Global Workplace Solutions business, which CBRE purchased on September 1, 2015, revenue and fee revenue both increased 15% in local currency.

•                 Adjusted net income3 for 2015 rose 23% to $689.2 million, while adjusted earnings per diluted share3 improved 22% to $2.05.  Adjustments (net of tax) for the year included $15.8 million to align the timing of carried interest expense and associated revenue recognition, $34.6 million for integration costs associated with the Global Workplace Solutions acquisition, $61.4 million of acquisition-related non-cash amortization as well as $28.6 million that was incurred to eliminate costs to enhance margins going forward.

•                 On a U.S. GAAP basis, net income for 2015 rose 13% to $547.1 million, and earnings per diluted share increased 12% to $1.63.

•                 Normalized EBITDA4 increased 21% to $1.4 billion in 2015 and EBITDA4 rose 14% to $1.3 billion for 2015.

*All percentage changes versus prior-year periods throughout this press release are in U.S. dollars except where noted.

CBRE Press Release

February 3, 2016

•                 Normalized EBITDA margin on fee revenue was 18.3% for 2015, a 110 basis point increase from the prior year.

•                 Foreign currency movement, including the marking of currency hedges to market, reduced EBITDA by approximately $34.8 million (or $0.07 per share) as compared to the prior year.  Without currency effects, adjusted earnings per share would have increased 26%.

“2015 was another year of exceptional performance for CBRE,” said Bob Sulentic, the company’s president and chief executive officer. “The hard work of our people enabled us to set new company records for total revenue and earnings and drive double-digit top- and bottom-line growth. As important, we made many strategic gains, which have positioned CBRE to continue to create value for our clients and shareholders.”

Fourth-Quarter 2015 Results

Adjusted Earnings Per Share up 19% to $0.81 for Q4 2015 (21% local currency)

Fee Revenue up 18% for Q4 2015 (23% local currency)

•                 Revenue for the fourth quarter totaled $3.7 billion, an increase of 33% (38% local currency).  Fee revenue increased 18% (23% local currency) to $2.6 billion.  The fourth quarter of 2015 included approximately $745 million of revenue from the acquired Global Workplace Solutions business.  Excluding the acquired Global Workplace Solutions business, revenue and fee revenue were up 11% and 10%, respectively, in local currency. This growth was achieved on top of an exceptionally strong fourth quarter of 2014, when revenue increased 25% (28% local currency) compared with the year-earlier fourth quarter.

•                 Adjusted net income rose 19% to $271.5 million, while adjusted earnings per share improved 19% to $0.81.  For the fourth quarter of 2015, adjustments (net of tax) included $15.5 million to align the timing of carried interest expense and associated revenue recognition, $16.6 million for integration costs associated with the acquired Global Workplace Solutions business, $27.2 million of acquisition-related non-cash amortization as well as $28.6 million that was incurred to eliminate costs to enhance margins going forward.

•                 On a U.S. GAAP basis, net income and earnings per diluted share decreased to $180.0 million and $0.53, respectively.

•                 Normalized EBITDA increased 26% to $517.6 million and EBITDA rose 9% to $427.6 million.

•                 Normalized EBITDA margin on fee revenue was 20.3%, a 130 basis point increase from the prior-year fourth quarter.

•                 Foreign currency movement, including the marking of currency hedges to market, reduced EBITDA by approximately $3.8 million (or $0.01 per share) as compared to the prior-year fourth quarter.

During the fourth quarter, revenue grew by double digits in all three global regions. The Americas, CBRE’s largest business segment, posted its 13th consecutive quarter of double-digit year-over-year increases as revenue climbed 22% (23% local currency). EMEA (Europe, the Middle East & Africa) and Asia Pacific saw revenue increase by 60% (69% local currency) and 37% (49% local currency), respectively.

CBRE Press Release

February 3, 2016

The company’s principal businesses – global investment management and development services – also posted exceptionally strong results for the quarter.

Occupier outsourcing revenue and fee revenue more than doubled with the acquisition of Global Workplace Solutions. Excluding contributions from this acquisition, revenue and fee revenue rose 16% and 19%, respectively, in local currency.  (Occupier outsourcing revenue excludes associated leasing and sales revenue, most of which is contractual.)

Global leasing revenue rose 4% (8% local currency).  In the United States, growth was muted at 4%, which reflects a solid performance on top of an exceptionally strong 28% year-over-year increase in the fourth quarter of 2014.  The global increase in leasing was paced by Europe – notably France and the United Kingdom – as well as strong contributions from Canada and Mexico.

Capital markets businesses remained highly active globally, although growth rates slowed from earlier in the year.  Global property sales rose 1% (7% local currency), after accounting for a decline in market volumes in the United Kingdom. Excluding the United Kingdom, the global growth rate was 6% (13% local currency) – driven by improved performance in the United States and across much of Asia Pacific and continental Europe. While investor interest in United Kingdom property remains strong, with cap rates stable and rental rates increasing in the fourth quarter, capital has been migrating to continental Europe as the economies there strengthen and property yields are higher. Commercial mortgage services revenue increased 5% (6% local currency). CBRE’s loan servicing portfolio totaled $135 billion at the end of 2015.

Asset Services had a strong quarter. Revenue rose 10% (15% local currency) while fee revenue increased 12% (18% local currency) with notable growth in EMEA and the Americas. Valuation revenue rose 1% (9% local currency).

During the fourth quarter, CBRE completed four in-fill acquisitions, including a data analytics firm, a retail brokerage specialist, a leader in capital markets services for affordable housing, and its former affiliate in Memphis, TN.

Fourth-Quarter 2015 Segment Results

Americas Region (U.S., Canada and Latin America)

Revenue rose 22% (23% local currency) to $2.0 billion.  Fee revenue rose 15% (17% local currency) to $1.4 billion.  Excluding the acquired Global Workplace Solutions business, revenue and fee revenue both rose 9% in local currency. Normalized EBITDA increased 7% (9% local currency) to $260.9 million.

EMEA Region (primarily Europe)

Revenue improved 60% (69% local currency) to $1.2 billion.  Fee revenue rose 26% (36% local currency) to $687.7 million.  Excluding the acquired Global Workplace Solutions business, revenue and fee revenue were up 13% and 12%, respectively, in local currency. Normalized EBITDA increased 33% (45% local currency) to $93.1 million.

Asia Pacific Region (Asia, Australia and New Zealand)

Revenue increased 37% (49% local currency) to $379.5 million.  Fee revenue rose 14% (27% local currency) to $260.3 million.  Excluding the acquired Global Workplace Solutions business, revenue and fee revenue were up 16% and 11%, respectively, in local currency. Normalized EBITDA increased 11% (24% local currency) to $36.8 million.

CBRE Press Release

February 3, 2016

Global Investment Management (investment management operations in the U.S., Europe and Asia Pacific)

Revenue rose 14% (22% local currency) to $142.3 million, primarily driven by higher carried interest tied to significant returns for clients on property dispositions. Normalized EBITDA increased 79% (94% local currency) to $52.2 million.

Assets Under Management (AUM) totaled $89.0 billion at the end of 2015.  Compared with year-end 2014, AUM was up $1.9 billion in local currency, but down when converted into U.S. dollars.  During the fourth quarter, AUM increased by $3.0 billion, after a $1.1 billion drag from currency movement.

Development Services (real estate development and investment activities primarily in the U.S.)

Revenue decreased to $20.3 million, while EBITDA more than doubled to $74.7 million. Development projects in process totaled $6.7 billion, up $1.3 billion from year-end 2014. The pipeline inventory totaled $3.6 billion, down $0.4 billion from year-end 2014, as projects have been converted from pipeline to in-process.

Business Outlook

“CBRE has a sustained competitive advantage. Our leading global brand and strong culture help us to attract – and keep – tremendous talent and highly desirable clients. Investments in our platform, particularly in technology and data analytics, are helping our people create value for these clients. Our revenue base is more stable and ‘stickier’ than ever before,” Mr. Sulentic said.

“While we are mindful of concerns about China’s slowing growth and the effect of lower oil prices, fundamentals in our sector remain on solid footing. We are positioned for another strong year in 2016, but are maintaining flexibility in case the economy weakens. Our outlook is based on economists’ consensus view that the global economy will maintain its modest rate of growth in 2016.”

CBRE anticipates double-digit growth again in 2016, supported by continued gains in market share, and expects to achieve adjusted earnings-per-share in the range of $2.27 to $2.37 for 2016. This equates to a growth rate of 13% at the mid-point of the guidance.

Conference Call Details

The Company’s fourth-quarter earnings conference call will be held today (Wednesday, February 3, 2016) at 8:00 a.m. Eastern Time.  A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 1 p.m. Eastern Time on February 3, 2016, and ending at midnight Eastern Time on February 10, 2016.  The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13626794.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2015 revenue).  The Company has more than 70,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 400 offices

CBRE Press Release

February 3, 2016

(excluding affiliates) worldwide.  CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting.  Please visit our website at www.cbre.com.

The information contained in, or accessible through, the Company’s website is not incorporated into this press release.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance (including adjusted earnings per share expectations), market share, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; variations in historically customary seasonal patterns that cause our business not to perform as expected; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; foreign currency fluctuations; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of our Global Workplace Solutions acquisition as well as of other companies we may acquire, and our ability to achieve expected cost synergies relating to those acquisitions; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage and our ability to perform under our credit facilities, indentures and other debt instruments; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; our ability to compete globally, or in specific geographic markets or business segments that are material to us; changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive; our ability to maintain our effective tax rate at or below current levels; our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in both our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission (the SEC).  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

CBRE Press Release

February 3, 2016

Note – CBRE has not reconciled the (non-GAAP) adjusted earnings per share guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort.

The terms “fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA” and “Normalized EBITDA,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures.  We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP for those periods.

1 Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

2 Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

3 Adjusted net income and adjusted earnings per share (or adjusted EPS) include the impact of adjusting the provision for income taxes to a normalized rate as well as exclude the effect of selected charges from U.S. GAAP net income and U.S. GAAP earnings per diluted share.  Adjustments during the periods presented included the write-off of financing costs on extinguished debt, amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions, cost containment expenses and certain carried interest incentive compensation expense.

4 EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization.  Amounts shown for Normalized EBITDA further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions, cost containment expenses and certain carried interest incentive compensation expense.

CBRE Press Release

February 3, 2016

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014

(Dollars in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenue	$3,700,242	$2,787,194	$10,855,810	$9,049,918

Costs and expenses:
Cost of services	2,530,521	1,706,343	7,082,932	5,611,262
Operating, administrative and other	864,771	743,337	2,633,609	2,438,960
Depreciation and amortization	98,598	69,444	314,096	265,101
Total costs and expenses	3,493,890	2,519,124	10,030,637	8,315,323

Gain on disposition of real estate	631	20,557	10,771	57,659

Operating income	206,983	288,627	835,944	792,254

Equity income from unconsolidated subsidiaries	123,463	34,150	162,849	101,714
Other income (loss)	1,118	1,131	(3,809)	12,183
Interest income	1,454	1,912	6,311	6,233
Interest expense	35,813	27,709	118,880	112,035
Write-off of financing costs on extinguished debt	-	-	2,685	23,087
Income before provision for income taxes	297,205	298,111	879,730	777,262
Provision for income taxes	114,610	92,441	320,853	263,759
Net income	182,595	205,670	558,877	513,503
Less: Net income attributable to non-controlling interests	2,552	1,393	11,745	29,000
Net income attributable to CBRE Group, Inc.	$180,043	$204,277	$547,132	$484,503

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.54	$0.62	$1.64	$1.47
Weighted average shares outstanding for basic income per share	333,783,269	331,875,303	332,616,301	330,620,206

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.53	$0.61	$1.63	$1.45
Weighted average shares outstanding for diluted income per share	337,223,824	335,106,838	336,414,856	334,171,509

EBITDA	$427,610	$391,959	$1,297,335	$1,142,252

CBRE Press Release

February 3, 2016

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER, 2015 AND 2014

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Americas
Revenue	$1,971,160	$1,620,490	$6,189,913	$5,203,766
Costs and expenses:
Cost of services	1,358,386	1,065,973	4,116,257	3,398,443
Operating, administrative and other	373,805	318,514	1,257,310	1,111,091
Depreciation and amortization	64,158	41,418	198,908	149,214

Operating income	$174,811	$194,585	$617,438	$545,018

EBITDA	$242,040	$242,917	$836,370	$725,559

EMEA
Revenue	$1,186,883	$740,093	$3,004,484	$2,344,252
Costs and expenses:
Cost of services	900,063	471,619	2,205,550	1,605,859
Operating, administrative and other	221,344	198,364	624,924	582,182
Depreciation and amortization	23,796	15,766	68,370	64,628

Operating income	$41,680	$54,344	$105,640	$91,583

EBITDA	$65,175	$70,205	$176,321	$158,424

Asia Pacific
Revenue	$379,539	$277,178	$1,135,070	$967,777
Costs and expenses:
Cost of services	272,072	168,751	761,125	606,960
Operating, administrative and other	86,580	75,329	286,706	272,946
Depreciation and amortization	4,223	4,044	15,580	14,661

Operating income	$16,664	$29,054	$71,659	$73,210

EBITDA	$20,656	$33,098	$87,059	$87,871

Global Investment Management
Revenue	$142,329	$125,152	$460,700	$468,941
Costs and expenses:
Operating, administrative and other	119,631	113,280	349,324	373,977
Depreciation and amortization	5,925	7,499	29,020	32,802
Gain on disposition of real estate	-	-	-	23,028

Operating income	$16,773	$4,373	$82,356	$85,190

EBITDA	$25,086	$8,724	$105,284	$96,262

Development Services
Revenue	$20,331	$24,281	$65,643	$65,182
Costs and expenses:
Operating, administrative and other	63,411	37,850	115,345	98,764
Depreciation and amortization	496	717	2,218	3,796
Gain on disposition of real estate	631	20,557	10,771	34,631

Operating (loss) income	$(42,945)	$6,271	$(41,149)	$(2,747)

EBITDA	$74,653	$37,015	$92,301	$74,136

CBRE Press Release

February 3, 2016

Non-GAAP Financial Measures

As noted above, the following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                 Fee revenue

(ii)                             Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)

(iii)                         Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)

(iv)                         EBITDA and EBITDA, as adjusted (the latter of which we also refer to as “Normalized EBITDA”)

None of these measures is a recognized measurement under U.S. generally accepted accounting principles, or U.S. GAAP, and when analyzing our operating performance, readers should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.  Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes, and the Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.  The Company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  The Company believes that investors may find this measure useful to analyze the financial performance of our Occupier Outsourcing and Asset Services business lines and our business generally because it excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted net income, adjusted EPS, EBITDA and Normalized EBITDA:  The Company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of EBITDA and Normalized EBITDA—the effects of financings and income tax and the accounting effects of capital spending.  All of these measures may vary for different companies for reasons unrelated to overall operating performance.  In the case of EBITDA and Normalized EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments.  The EBITDA and Normalized EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.  The Company also uses Normalized EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

CBRE Press Release

February 3, 2016

Fee revenue, which excludes from revenue client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, is calculated as follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Consolidated

Revenue	$3,700,242	$2,787,194	$10,855,810	$9,049,918
Less: Pass through costs also recognized as revenue	1,144,971	613,742	3,125,473	2,258,626

Fee revenue	$2,555,271	$2,173,452	$7,730,337	$6,791,292

Occupier Outsourcing

Revenue[1]	$1,598,159	$766,140	$4,034,922	$2,794,422
Less: Pass through costs also recognized as revenue	1,010,861	488,811	2,591,340	1,796,411

Fee revenue[1]	$587,298	$277,329	$1,443,582	$998,011

Asset Services

Revenue[1]	$264,884	$241,457	$1,025,447	$919,431
Less: Pass through costs also recognized as revenue	134,110	124,931	534,133	462,215

Fee revenue[1]	$130,774	$116,526	$491,314	$457,216

[1] Excludes related transaction revenue.

Americas

Revenue	$1,971,160	$1,620,490	$6,189,913	$5,203,766
Less: Pass through costs also recognized as revenue	526,538	369,032	1,690,786	1,373,291

Fee revenue	$1,444,622	$1,251,458	$4,499,127	$3,830,475

EMEA

Revenue	$1,186,883	$740,093	$3,004,484	$2,344,252
Less: Pass through costs also recognized as revenue	499,195	195,209	1,125,758	698,484

Fee revenue	$687,688	$544,884	$1,878,726	$1,645,768

Asia Pacific

Revenue	$379,539	$277,178	$1,135,070	$967,777
Less: Pass through costs also recognized as revenue	119,238	49,501	308,929	186,851

Fee revenue	$260,301	$227,677	$826,141	$780,926

CBRE Press Release

February 3, 2016

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income attributable to CBRE Group, Inc.	$180,043	$204,277	$547,132	$484,503

Plus / minus:
Cost containment expenses, net of tax	28,581	-	28,581	-
Amortization expense related to certain intangible assets
attributable to acquisitions, net of tax	27,177	10,997	61,446	48,261
Integration and other acquisition related costs, net of tax	16,603	-	34,614	-
Carried interest incentive compensation expense to align with
the timing of associated revenue, net of tax	15,459	12,341	15,759	14,430
Adjustment of taxes during the year to normalized rate	3,633	-	-	-
Write-off of financing costs on extinguished debt, net of tax	-	(120)	1,638	13,955
Net income attributable to CBRE Group, Inc. shareholders,
as adjusted	$271,496	$227,495	$689,170	$561,149

Diluted income per share attributable to CBRE Group, Inc.
shareholders, as adjusted	$0.81	$0.68	$2.05	$1.68

Weighted average shares outstanding for diluted income
per share	337,223,824	335,106,838	336,414,856	334,171,509

EBITDA and EBITDA, as adjusted (or Normalized EBITDA), are calculated as follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income attributable to CBRE Group, Inc.	$180,043	$204,277	$547,132	$484,503

Add:
Depreciation and amortization	98,598	69,444	314,096	265,101
Interest expense	35,813	27,709	118,880	112,035
Write-off of financing costs on extinguished debt	-	-	2,685	23,087
Provision for income taxes	114,610	92,441	320,853	263,759
Less:
Interest income	1,454	1,912	6,311	6,233
EBITDA	427,610	391,959	1,297,335	1,142,252

Adjustments:
Cost containment expenses	40,439	-	40,439	-
Carried interest incentive compensation expense to
align with the timing of associated revenue	25,592	20,447	26,085	23,873
Integration and other acquisition related costs	23,943	-	48,865	-
EBITDA, as adjusted	$517,584	$412,406	$1,412,724	$1,166,125

CBRE Press Release

February 3, 2016

EBITDA and EBITDA, as adjusted (or Normalized EBITDA), for segments are calculated as follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Americas
Net income attributable to CBRE Group, Inc.	$124,955	$138,434	$410,894	$387,302
Adjustments:
Depreciation and amortization	64,158	41,418	198,908	149,214
Interest expense, net	17,303	3,638	34,788	15,959
Write-off of financing costs on extinguished debt	-	-	2,685	23,087
Royalty and management service (income) expense	(19,258)	5,245	(15,136)	(13,411)
Provision for income taxes	54,882	54,182	204,231	163,408
EBITDA	242,040	242,917	836,370	725,559
Cost containment expenses	7,491	-	7,491	-
Integration and other costs related to acquisitions	11,385	-	33,255	-
EBITDA, as adjusted	$260,916	$242,917	$877,116	$725,559
EMEA
Net income attributable to CBRE Group, Inc.	$3,958	$28,088	$29,028	$13,383
Adjustments:
Depreciation and amortization	23,796	15,766	68,370	64,628
Interest expense, net	7,685	12,856	41,341	50,344
Royalty and management service expense (income)	9,723	(6,504)	2,079	(5,210)
Provision for income taxes	20,013	19,999	35,503	35,279
EBITDA	65,175	70,205	176,321	158,424
Cost containment expenses	20,014	-	20,014	-
Integration and other costs related to acquisitions	7,869	-	8,868	-
EBITDA, as adjusted	$93,058	$70,205	$205,203	$158,424
Asia Pacific
Net income attributable to CBRE Group, Inc.	$3,219	$26,397	$32,286	$35,797
Adjustments:
Depreciation and amortization	4,223	4,044	15,580	14,661
Interest expense, net	1,309	673	3,998	2,250
Royalty and management service expense (income)	7,371	(22)	8,254	13,876
Provision for income taxes	4,534	2,006	26,941	21,287
EBITDA	20,656	33,098	87,059	87,871
Cost containment expenses	11,413	-	11,413	-
Integration and other costs related to acquisitions	4,689	-	6,742	-
EBITDA, as adjusted	$36,758	$33,098	$105,214	$87,871
Global Investment Management
Net income (loss) attributable to CBRE Group, Inc.	$2,711	$(10,607)	$21,065	$7,530
Adjustments:
Depreciation and amortization	5,925	7,499	29,020	32,802
Interest expense, net	7,948	7,979	31,510	33,896
Royalty and management service expense	2,164	1,281	4,803	4,745
Provision for income taxes	6,338	2,572	18,886	17,289
EBITDA	25,086	8,724	105,284	96,262
Carried interest incentive compensation expense	25,592	20,447	26,085	23,873
to align with the timing of associated revenue
Cost containment expenses	1,521	-	1,521	-
EBITDA, as adjusted	$52,199	$29,171	$132,890	$120,135
Development Services
Net income attributable to CBRE Group, Inc.	$45,200	$21,965	$53,859	$40,491
Adjustments:
Depreciation and amortization	496	717	2,218	3,796
Interest expense, net	114	651	932	3,353
Provision for income taxes	28,843	13,682	35,292	26,496
EBITDA	$74,653	$37,015	$92,301	$74,136

CBRE GROUP, INC.

CBRE Press Release

February 3, 2016

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2015	2014

Assets:
Cash and cash equivalents[1]	$540,403	$740,884
Restricted cash	72,764	28,090
Receivables, net	2,471,740	1,736,229
Warehouse receivables[2]	1,767,107	506,294
Property and equipment, net	529,823	497,926
Goodwill and other intangibles, net	4,536,466	3,136,181
Investments in and advances to unconsolidated subsidiaries	217,943	218,280
Other assets, net[3]	881,697	704,126
Total assets	$11,017,943	$7,568,010

Liabilities:
Current liabilities, excluding those related to long-term debt[3]	$3,208,932	$2,380,308
Warehouse lines of credit[2]	1,750,781	501,185
Revolving credit facility	-	4,840
Senior term loans, net	877,899	638,076
5.00% senior notes, net	789,144	787,947
4.875 senior notes, net	590,469	-
5.25% senior notes, net	421,964	422,206
Other debt	79	2,808
Other long-term liabilities[3]	619,605	529,242
Total liabilities	8,258,873	5,266,612

Equity:
CBRE Group, Inc. stockholders’ equity	2,712,652	2,259,830
Non-controlling interests	46,418	41,568
Total equity	2,759,070	2,301,398
Total liabilities and equity	$11,017,943	$7,568,010

1                    Includes $70.2 million and $58.0 million of cash in consolidated funds and other entities not available for Company use as of December 31, 2015 and 2014, respectively.

2                    Represents loan receivables, the majority of which are offset by related warehouse line of credit facilities.

3                    In the fourth quarter of 2015, the Company elected to early adopt the provisions of ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.”  This ASU requires the offset of all deferred tax assets and liabilities, including valuation allowances, for each tax-paying jurisdiction within each tax-paying component.  The net deferred tax must be presented as a single noncurrent amount. In connection with the early adoption of ASU 2015-17 as well as due to other reclassifications made to tax accounts, changes were made to the prior year to conform to the current year presentation.